Exhibit 10.52

AMENDMENT OF EQUITY COMPENSATION PLANS

Adopted: October 25, 2006

Edison International Equity Compensation Plan. The “Fair Market Value” definition contained in Section 4 of the Edison International Equity Compensation Plan is hereby replaced in its entirety with the following new Fair Market Value definition:

“‘Fair Market Value’ means the closing sale price for the Common Stock for the date as of which such determination is made.”

Edison International 2000 Equity Plan. The “Fair Market Value” definition contained Section 4 of the Edison International 2000 Equity Plan is replaced in its entirety with the following new Fair Market Value definition:

“‘Fair Market Value’ means the closing sale price for the Common Stock for the date as of which such determination is made.”